Exhibit 10.3

August 5, 2014
Kenneth C. Kunze
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, OR 97227

Dear Ken:

This letter sets forth our understanding about your employment with Craft Brew Alliance, Inc. (the "Company"), as its Vice President, Chief Marketing Officer, effective January 1, 2014 (the "Effective Date"). This letter supersedes and replaces any prior offer letter or other agreement regarding your employment by the Company as of the Effective Date.

Your employment is "at-will," which means you or the Company may end the employment relationship at any time. Our mutual agreement regarding your salary, severance, and other benefits and obligations is set forth below.

Compensation and Benefits

As of the Effective Date, your annual base salary rate is $228,000 (before standard tax withholdings and other payroll deductions). Your base salary level will be reviewed annually for adjustment by the Compensation Committee of the Company's Board of Directors (the "Board"), with salary adjustments, if any, generally made effective as of January 1. In addition, you are entitled to participate in all of the Company's employee benefit programs for which you are eligible, including long-term incentive awards approved by the Compensation Committee for executive officers from time to time.

You will be eligible for an annual bonus payable following certification of the Company's financial results for the prior fiscal year under the Company's Annual Cash Incentive Bonus Plan for Executive Officers. Your target bonus amount for 2014 is 55% of your base salary rate. The bonus target amount in future years will be determined by the Compensation Committee. All or a portion of target bonus amounts may be conditioned upon achieving certain performance targets approved by the Compensation Committee or the Board. You must remain employed through the payment date to be eligible for a bonus.

Kenneth C. Kunze
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, OR 97227

You will also be eligible to participate in the Long Term Incentive Program under the terms and conditions of that program. Your target incentive potential for 2014 is 50% of your base salary rate.

You are eligible to receive relocation reimbursement at the executive level package, not to exceed $45,000. You will continue to receive an interim living expense allowance of $4,000 per month through August 31, 2014. The Company will also continue to provide you with one round-trip airfare per month through August 31, 2014, for the purpose of personal travel to your home in Darien, Connecticut. To the extent that any reimbursement or in-kind benefit constitutes deferred compensation, the following rules will apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) all reimbursements will be made on or before the last day of the calendar year following the calendar year in which you incurred such reimbursable expense, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. If you voluntarily terminate your employment with the Company before November 4, 2015, for any reason other than a "good reason" (as defined below), you will repay a pro-rata share of the relocation expenses for which you were reimbursed.

You will be paid a signing bonus of $60,000, grossed up to account for applicable taxes, in two installments as follows: $30,000 paid on the first payroll date on or after February 1, 2014, and $30,000 paid on the first payroll date on or after August 1, 2014, provided that you remain employed through each date. You will also receive a lump sum, non-performance based bonus of $20,000, grossed up to account for applicable taxes, on the first payroll date on or after January 1, 2015, provided that you remain employed through that date. Tax gross up payments will be made no later than the end of the calendar year next following the calendar year in which you remit the related taxes.

You have been credited with 5 days of Paid Time Off ("PTO") as of November 4, 2013, and additional days of PTO will accrue from that date in accordance with the Company's PTO Plan as outlined in the Company's Made True Guide.

Severance

In the event that your employment with the Company is terminated by the Company for any reason other than "for cause" or terminated by you due to "good reason," the Company will provide you with severance benefits payable based on your weekly base salary rate in effect at the date of termination for a period of time (the "Severance Period") as follows: Commencing on the day following termination, two weeks' severance will be payable in accordance with the Company's normal payroll schedule for each full year of service with the Company; provided that in no event shall the Severance Period be less than six months or more than 12 months.

Kenneth C. Kunze
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, OR 97227

In addition, the Company will promptly (in no event later than March 15 of the calendar year after the year in which your employment terminated) make a cash payment to you in an amount equal to 100% of your unused PTO hours accrued through the date of termination in accordance with the provisions of the Company's PTO Plan then in effect.

If you become entitled to severance benefits under this agreement, the Company will also continue to provide you, for the Severance Period, the same health benefits as were being provided to you at the time of termination; provided, however, that such benefits shall terminate in the event you find new employment with comparable health coverage.

For purposes of this letter, "for cause" means that (i) you have engaged in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if you were to remain employed by the Company; (ii) you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; (iii) you have violated any criminal law relating to your employment or to the Company; (iv) you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or (v) you have repeatedly refused to obey lawful directions of the Board or the Company's Chief Executive Officer.

For purposes of this letter, "good reason" means the occurrence of one or more of the following events without your consent: (a) a material reduction in your authority, duties, or responsibilities as the Company's Vice President, Chief Marketing Officer; (b) a material reduction in the authority, duties, or responsibilities of the person or persons to whom you report (including, if applicable, a requirement that you report to a Company officer or employee instead of reporting directly to the Board); or (c) a relocation of your principal office to a location that is more than 100 miles from Portland, Oregon; provided, however, that "good reason" shall only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting "good reason," you provide the Company with a written notice describing such circumstances, (ii) the Company fails to cure the circumstances within 30 days after the Company receives your notice, and (iii) you terminate your employment with the Company and all the members of the Company's controlled group within 90 days following the date of your notice.

For purposes of this letter, a termination of your employment will be deemed to occur only when or if there has been a "separation from service" as such term is defined in Treasury Regulation Section 1.409A-1(h).

If, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or Anheuser-Busch, Inc., your severance payments and benefits under this letter agreement will terminate as of the effective date of such employment or association.

Kenneth C. Kunze
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, OR 97227

The total amount of severance payments and benefits (except benefits designated as "short-term deferral" payments or as described in Treasury Regulation Sections 1.409A-1(a)(5) or 1.409A-1(b)(9)(v)) provided to you pursuant to this letter agreement shall not exceed two times the lesser of (i) the sum of your annualized compensation based upon your annual salary in the year preceding the year in which your employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if your employment had not terminated) or (ii) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which your employment is terminated.

The severance payments and other benefits under this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments under this letter agreement being either "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this letter shall be interpreted in a manner consistent with preserving these exemptions.

The Company will require you to execute an appropriate general release of claims that you may have relating to your employment at the Company and termination of your employment as a condition to your receipt of any severance payments or other benefits other than those required by law or provided to employees generally. If such general release of claims is not executed within 30 days following the date your employment with the Company is terminated, all severance payments and other benefits payable after such 30‑day period will be forfeited, and you agree to repay any severance payments, and the value of other benefits, paid to you during such period.

Code of Conduct

By your signature below, you agree to comply with the Company's Code of Conduct and Ethics as in effect from time to time, and to be subject to the Company's policies and procedures in effect from time to time for senior executives of the Company.

We appreciate your continued efforts on behalf of the Company and look forward to having you as a member of our team for years to come.

Sincerely,

/s/ Andrew J. Thomas
Andrew J. Thomas
Chief Executive Officer

Acknowledged and Agreed:

/s/ Kenneth C. Kunze
Kenneth C. Kunze
Date: August 5, 2014